Exhibit 5.1

March 15, 2023

CBL & Associates Properties, Inc.

2030 Hamilton Place Blvd., Suite 500

Chattanooga, Tennessee 37421

Re:	CBL & Associates Properties, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for CBL & Associates Properties, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company concurrently herewith with the Securities and Exchange Commission. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), of 953,403 additional shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), reserved for issuance pursuant to the “evergreen” provision contained in Section 4.1 of the CBL & Associates Properties, Inc. 2021 Equity Incentive Plan (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

As counsel, we have reviewed a Good Standing Certificate with respect to the Company issued by the Secretary of State of Delaware dated as of a recent date. We have also reviewed the organizational documents of the Company, including the Second Amended and Restated Certificate of Incorporation and the Fifth Amended and Restated Bylaws as currently in effect. We have also examined copies of (i) resolutions certified by the Secretary of the Company and adopted at a joint meeting of the Board of Directors of the Company and the Company’s Compensation Committee held on November 10, 2021; and (ii) the approval by the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) of the Plan pursuant to the Third Amended and Restated Joint Chapter 11 Plan of CBL & Associates Properties, Inc. and its Affiliated Debtors (With Technical Modifications) (as modified at Docket No. 1521, the “Chapter 11 Plan”). The Company has been advised by the New York Stock Exchange (“NYSE”), on which the Common Stock is listed, that such approval satisfies the otherwise applicable requirement for shareholder approval of the Plan pursuant to Section 303A.08 of the NYSE Listed Company Manual. As to these and other factual matters material to the opinions set forth herein we have relied upon the representations and statements of the Company in the Registration Statement and in such certificates of government officials and officers of the Company as we have deemed necessary for the purpose of the opinions expressed herein, including without limitation the Certificate of the Secretary of the Company dated as of March 15, 2023.

We have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with the originals of all items submitted to us as copies. We have further assumed that each award agreement setting forth the terms of each award granted pursuant to the Plan has been or will be duly authorized and validly executed and delivered by the parties thereto.

Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that, when the Registration Statement has become effective under the Act and the Shares have been issued and delivered upon payment therefor (in an aggregate amount or having an aggregate value equal to or greater than the aggregate par value of such Shares) in accordance with the Plan and any applicable award agreement, the Shares will be duly authorized, legally and validly issued, fully paid and non-assessable shares of capital stock of the Company.

CBL & Associates Properties, Inc.

March 15, 2023

This opinion is limited to matters governed by the General Corporation Law of the State of Delaware (the “Delaware Act”). We express no opinion as to either the applicability or effect of the laws of any other jurisdiction. This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. This opinion letter is rendered as of the date hereof, and we undertake no, and hereby disclaim, any obligation to make any inquiry after the date hereof or to advise you of any facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinions expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, or under the rules and regulations of the Securities and Exchange Commission relating thereto.

Very truly yours,

/s/ Husch Blackwell LLP
Husch blackwell LLP